Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

TransUnion Appoints Linda Zukauckas to its Board of Directors

Chicago, January 30, 2023 – TransUnion (NYSE: TRU) announced that Linda Zukauckas has been appointed to its Board of Directors, effective today.

“We’re excited to add such an experienced and respected leader to TransUnion’s Board of Directors,” said Pamela Joseph, Chairperson of the Board. “Linda’s expertise in strategy and finance will keep TransUnion well positioned as we continue to grow as a global information and insights company.”

Zukauckas, 61, has served as Chief Financial Officer of Nielsen Holdings since February 2020, where she has played a leadership role in several strategic initiatives. In connection with Nielsen’s take-private transaction that closed in October 2022, Ms. Zukauckas informed Nielsen that she would depart the company by the end of February 2023.

Prior to Nielsen, she held executive leadership roles at American Express from November 2011 to January 2020, most recently Executive Vice President/Deputy Chief Financial Officer from 2018 to 2020, and previously, EVP/Controller and Chief Accounting Officer. From 2000 to 2011, Zukauckas held various senior finance roles at Ally Financial, including strategy/M&A, divisional CFO, head of corporate planning, global controller/Chief Accounting Officer and global head of internal audit. From 1997 to 2000, Zukauckas held positions at Deutsche Bank, including chief auditor for the Global Investment Bank. She began her career with PricewaterhouseCoopers LLP.

Zukauckas has a bachelor of business administration from Texas Tech University. She currently serves on the board of Zelis, a healthtech platform that is modernizing the healthcare financial experience. Zukauckas is a past Chairman of the Board of Financial Executives International.

“Linda brings considerable data and corporate strategy experience to our organization,” said Chris Cartwright, President and CEO, TransUnion. “Her expertise will be instrumental in helping inform our path forward and guide the continued development of our data and analytics capabilities – the foundation of innovative solutions that make trust possible between consumers and businesses.”

About TransUnion (NYSE:TRU)

TransUnion is a global information and insights company that makes trust possible in the modern economy. We do this by providing an actionable picture of each person so they can be reliably represented in the marketplace. As a result, businesses and consumers can transact with confidence and achieve great things. We call this Information for Good®.

A leading presence in more than 30 countries across five continents, TransUnion provides solutions that help create economic opportunity, great experiences and personal empowerment for hundreds of millions of people.

http://www.transunion.com/business

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Contact Dave Blumberg
E-mail dblumberg@transunion.com
Telephone 312-972-6646

transunion.com